SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                                  FORM 8-K

                          CURRENT REPORT PURSUANT
                       TO SECTION 13 OR 15(D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of Earliest Event Reported): April 26, 1999


                         AMERICAN TELECASTING, INC.
           (Exact Name of Registrant as Specified in its Charter)


                                  DELAWARE
               (State or Other Jurisdiction of Incorporation)


          0-23008                                      54-1486988
  (Commission File Number)                (I.R.S. Employer Identification No.)

   5575 Tech Center Drive, Suite 300
   Colorado Springs, Colorado                                  80919
   (Address of Principal Executive offices)                 (Zip Code)


                               (719) 260-5533
            (Registrant's Telephone Number, Including Area Code



Item 5.    Other Events.

On April 26, 1999, American Telecasting, Inc., a Delaware corporation (the "Company"), DD Acquisition, Corp., a Delaware corporation and a wholly owned subsidiary of Sprint ("Acquisition"), and Sprint Corporation, a Kansas corporation ("Sprint"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Acquisition would be merged with and into the Company, with the Company being the surviving corporation of such merger (the "Merger"), upon the terms and subject to the conditions of the Merger Agreement.

At the effective time of the Merger, each outstanding share of the Company's Class A Common Stock, par value $.01 per share ("Common Stock"), will be converted into the right to receive $6.50 in cash. The consummation of the Merger is subject to certain conditions, including approval by the stockholders of the Company. Pursuant to the Merger Agreement, the Company will prepare and file a proxy statement to be mailed to stockholders in connection with calling a meeting of the stockholders of the Company to vote on the Merger. In addition to stockholder approval, the Merger is subject to, among other conditions, the receipt of all necessary regulatory approvals, including approvals from the Federal Communications Commission and pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Pursuant to the Merger Agreement, the Company has agreed not to solicit other proposals, and certain shareholders of the Company holding approximately 26% of the outstanding shares of Common Stock have agreed, pursuant to certain voting agreements (the "Voting Agreements"), to vote in favor of the transaction and against any competing transaction. However, for a period of 20 days after April 26, 1999, the Company will have the right to enter into an alternative transaction providing for a proposal deemed superior by the Company's Board of Directors after it has provided Sprint with three business days' opportunity to counter such proposal. In the event the Board accepts a superior proposal with a per share consideration of at least $1.00 per share greater than Sprint's offer (as it may have been improved), the Company could terminate the Merger Agreement and the Voting Agreements and pay to Sprint a termination fee of $11 million. In the event of a superior proposal with a per share consideration of less than $1.00 per share greater than Sprint's offer (as it may have been improved), if Sprint were unwilling to terminate the Merger Agreement, the Company would be required to submit both the Sprint transaction and the alternative transaction to its stockholders, and the Voting Agreements would remain in place. If the Sprint transaction were then disapproved by the Company's stockholders, Sprint would be entitled to receive the $11 million termination fee.

Pursuant to the Merger Agreement, the Company has agreed to adopt a stockholder rights plan which will remain in place pending completion of the Sprint transaction and will be intended to restrict open market purchases of Common Stock by any party to no more than 15% of the outstanding Common Stock.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

(c)   Exhibits

Exhibit No.      Exhibit
-----------      -------

2.1 Agreement and Plan of Merger, dated as of April 26, 1999, by and among American Telecasting, Inc., DD Acquisition, Corp. and Sprint Corporation

2.2 Voting Agreement, dated as of April 26, 1999, by and between Sprint Corporation and Robert D. Hostetler

2.3 Voting Agreement, dated as of April 26, 1999, by and between Sprint Corporation and Donald R. DePriest

2.4 Voting Agreement, dated as of April 26, 1999, by and between Sprint Corporation and CFW Communications Foundation

2.5 Voting Agreement, dated as of April 26, 1999, by and between Sprint Corporation and CFW Communications Company

2.6 Voting Agreement, dated as of April 26, 1999, by and between Sprint Corporation and MCT Investors, L.P.

99.1             Press Release dated April 27, 1999


                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          AMERICAN TELECASTING, INC.

                                          By: /s/ David K. Sentman
                                             ------------------------------
Date:  April 28, 1999                     Name:  David K. Sentman
                                          Title: Senior Vice President and
                                                 Chief Financial Officer



                               EXHIBIT INDEX

Exhibit No.     Exhibit
----------      -------

2.1 Agreement and Plan of Merger, dated as of April 26, 1999, by and among American Telecasting, Inc., DD Acquisition, Corp. and Sprint Corporation

2.2 Voting Agreement, dated as of April 26, 1999, by and between Sprint Corporation and Robert D. Hostetler

2.3 Voting Agreement, dated as of April 26, 1999, by and between Sprint Corporation and Donald R. DePriest

2.4 Voting Agreement, dated as of April 26, 1999, by and between Sprint Corporation and CFW Communications
                Foundation

2.5 Voting Agreement, dated as of April 26, 1999, by and between Sprint Corporation and CFW Communications
                Company

2.6 Voting Agreement, dated as of April 26, 1999, by and between Sprint Corporation and MCT Investors, L.P.

99.1            Press Release dated April 27, 1999